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                                                                     Exhibit 12
                                                                     Page 1 of 2


                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                   (In Thousands)
                                      UNAUDITED
                                                        Nine Months Ended
                                                  September 30,    September 30,
                                                       1996            1995

 OPERATING REVENUES                                 $2,993,411      $2,873,702

 OPERATING EXPENSES                                  2,469,899       2,279,283
   Interest portion of rentals (A)                      19,061          17,784
   Interest on funded indebtedness and
     other interest of service company
     subsidiaries (B)                                    2,912           2,696
       Net expense                                   2,447,926       2,258,803

 OTHER INCOME:
    Allowance for funds used
     during construction                                 8,119          10,175
    Other income, net                                   17,300         190,172
   Interest on funded indebtedness and
     other interest of GPU International
     Group (C)                                          17,799             452
       Total other income                               43,218         200,799

 EARNINGS AVAILABLE FOR FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS (excluding
   taxes based on income)                           $  588,703      $  815,698

 FIXED CHARGES:
   Interest on funded indebtedness                  $  157,919      $  142,593
   Other interest (D)                                   45,271          40,873
   Interest portion of rentals (A)                      19,061          17,784
       Total fixed charges                          $  222,251      $  201,250

 RATIO OF EARNINGS TO FIXED CHARGES                       2.65            4.05

 Preferred stock dividend requirement               $   11,776      $   12,737
 Ratio of income before provision for
   income taxes to net income (E)                        159.7%          160.2%
 Preferred stock dividend requirement
   on a pretax basis                                    18,806          20,405
 Fixed charges, as above                               222,251         201,250
       Total fixed charges and
         preferred stock dividends                  $  241,057      $  221,655

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS                          2.44            3.68
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                                                                     Exhibit 12
                                                                     Page 2 of 2



                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
                                      UNAUDITED






 NOTES:

 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B)   Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc., which are accounted for as Operating Expenses in the Company's consolidated income statement.

 (C)   Represents fixed charges of the GPU International Group, which are accounted for as Other Income and Deductions in the Company's consolidated income statement.

 (D)   Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $21,666 and $17,594 for the nine month periods ended September
       30, 1996 and 1995, respectively.

 (E)   Represents income before provision for income taxes and preferred stock dividends of $366,452 and $614,193 for the nine month periods ended September
       30, 1996 and 1995, respectively, divided by income before preferred stock dividends of $229,475 and $383,492, respectively for the same periods.
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